Exhibit 10.3

                            RESTATED PROMISSORY NOTE


$1,314,367                                                Hillside, New Jersey
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                                                        As of December 31, 2001

        FOR VALUE RECEIVED, MARKLAND TECHNOLOGIES, INC., a Florida corporation (the "Borrower"), with a principal place of business at 1413 Chestnut Avenue, Hillside, NJ 07205, hereby promises to pay to the order of JAMES LLC, a Cayman Islands limited liability company (the "Lender") c/o Corporate Center, West Bay Road, Grand Cayman, the principal sum of One Million Three Hundred Fourteen Thousand Three Hundred Sixty Seven Dollars (US $1,314,367) payable in cash on December 31, 2002 (the "Maturity Date"). The entire principal amount together with interest at the rate of eight (8%) percent per annum, shall be paid on the Maturity Date.

        This Promissory Note is a restatement of the Three Million Five Hundred Thousand Dollar ($3,500,000) Restated Promissory Note executed between the parties in October 2000 and takes into account principal and interest converted by Lender into Common Stock of Borrower since that date.

Subject to the availability of authorized  shares of Common Stock,
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the Holder of this Note is entitled,  at its option, to convert all or a portion of this Debenture into shares of Common Stock of the Company, ("Common Stock") of the Company at any time until the Maturity Date, at a conversion price for each share of Common Stock (the "Conversion Rate") equal the Current Market Price (as defined below):

                  (i) "Market Price of the Common Stock" means (x) the closing bid price of the Common Stock for the period indicated in the relevant provision, as reported by Bloomberg, LP or, if not so reported, as reported on the over-the-counter market or (y) if the Common Stock is listed on a stock exchange, the closing price on such exchange, as reported in The Wall Street Journal.
                  (ii) "Current Market Price" means 80% of the average Market Price of the Common Stock for the five (5) trading days immediately before the relevant Conversion Date.

        All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest or otherwise, shall be made without set off or counterclaim and shall be made prior on the Maturity Date thereof to the Lender at the address set forth above, or such other place as Lender may from time to time designate in writing. If any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

        Any failure to repay the principal or interest due hereunder upon the Maturity Date or any failure to adhere to the terms of this Note, or an Event of Default under any other agreement or obligation between the Borrower and Lender, shall be considered an Event of Default. Upon the occurrence of an Event of Default the entire amount of the indebtedness evidenced by this Note hereby shall be immediately due and payable. Upon the acceleration of the obligations evidenced by this Note and failure by the Borrower to pay amounts then due hereunder, Lender may proceed to protect, exercise and enforce all of its rights and remedies under this Note and applicable law. The remedies provided in this Note are cumulative and concurrent, may be pursued in any order, separately,

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successively  or together,  may be  exercised as often as occasion  therefor may arise, and shall be in addition to, and not in substitution for, the rights and remedies which would otherwise be vested in Lender for the recovery of damages, or otherwise, in the event of a breach of any of the undertakings of the Borrower hereunder. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by the Borrower and the Lender. The Lender may not sell, assign or transfer this Note or any portion hereof.

        This Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns. All references herein to the "Borrower" and the "Lender" shall be deemed to apply to the Borrower and the Lender, respectively, and their respective successors and assigns.

        Borrower may not prepay the loan evidenced by this Note, without the consent of the Lender.

        The Lender may not convert this Note or receive shares of Common Stock as payment of interest hereunder to the extent such conversion or receipt of such interest payment would result in the Lender, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of, and payment of interest on, the Notes held by such Lender after application of this Section. Since the Lender will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 9.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Lender or an affiliate thereof, the Lender shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Lender determines that the limitation contained in this Section applies, the determination of which portion of the principal amount of Notes are convertible shall be the responsibility and obligation of the Lender. If the Lender has delivered a Conversion Notice for a principal amount of Notes that would result in the issuance of in excess of the permitted amount hereunder, without regard to any other shares that the Lender or its affiliates may beneficially own, the Company shall notify the Lender of this fact and shall honor the conversion for the maximum principal amount permitted to be converted on such Conversion Date and, at the option of the Lender, either retain any principal amount tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess principal amount to the Lender. The provisions of this Section may be waived by a Lender (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Company.

        This Note shall for all purposes be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to its conflicts of law principles.

        IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has executed this Note as of the date first written above with the intention that this Note shall constitute a sealed instrument.

                                                     MARKLAND TECHNOLOGIES, INC.

                                                     By: /S/ Larry Shatsoff
                                                     Name:   Larry Shatsoff
                                                     Title:  President

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